Exhibit 12


COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                Three months ended           Six months ended
                                      March 31                    March 31
(Dollars in
thousands)                      1998          1997          1998           1997
--------------------------------------------------------------------------------
Income before taxes          $171,194      $144,355      $347,459       $281,339
Add fixed charges:
    Interest expense            8,218        11,053        18,965         25,061
    Interest factor
      on rent                   2,939         2,338         5,830          4,429
                            ----------------------------------------------------
Total fixed charges           $11,157       $13,391       $24,795        $29,490
                            ----------------------------------------------------

Earnings before fixed
  charges and taxes on
  income                     $182,351      $157,746      $372,254       $310,829
                         =======================================================

Ratio of earnings to
  fixed charges                 16.3          11.8           15.0          10.5